EXHIBIT 99.1

AdZone Sets Dividend Record Date for Upcoming Distribution to Shareholders

NEW YORK, Oct. 13, 2004 (PRIMEZONE) -- AdZone Research, Inc. (OTCBB:ADZR), a provider of pioneering Internet surveillance technology, validated by its recently awarded contract directly from the federal government, and a multi-year commercial division contract valued at $2.5 million, today said its Board of Directors has approved the company's first dividend to shareholders of record as of next Wednesday, October 20, 2004.

The company said the dividend will be paid in securities issued to the company by Senticore, Inc. (OTCBB:SNIO) -- both freely trading shares and warrants exercisable into freely trading shares. The Senticore, Inc. securities are part of its initial payment for participation in the commercial division contract announced last month. AdZone said the company's current cash position is strong and, since it does not currently require proceeds from the Senticore securities for working capital, its Board decided to authorize this first dividend distribution to its shareholders.

"Senticore will pay AdZone $150,000 in restricted common stock, plus warrants exercisable into the same number of shares," said Chairman & CEO Charles A. Cardona. "Upon the effectiveness of its registration statement covering these shares and warrants, AdZone will, as rapidly as possible, have its transfer agent, Island Stock Transfer, distribute 90% of the initial payment from Senticore, or $135,000, to its shareholders of record on October 20th."

Cardona also said that as part of the distribution, both he and his brother, COO John A. Cardona, have agreed to give back that portion of the dividend they would receive under this plan to increase the value of the payout to other shareholders.

"We feel very proud to be issuing this dividend," Cardona said. "We don't believe many other Bulletin Board companies can say they are as committed to their shareholders as is AdZone, and we will continue to demonstrate our commitment."

Senticore and The Justice Fund (TJF), a soon to be public company, have signed a non-exclusive contract with AdZone calling for Senticore and TJF to jointly distribute and market NetGet's Internet commercial applications in both Asia and South America over the next four years. The contract anticipates payments for sales made on a continuing basis, with graduated annualized target amounts, and with minimum overall revenues to AdZone of $2.5 million over the term of the initial contract.

AdZone Research is headquartered in Calverton, N.Y., in a facility that formerly housed major-defense contractor Northrop Grumman Corporation. The facility was earlier used for top-secret defense research and development, and was part of the United States Navy's Naval Defense Technology Center.

Through monitoring of more than 500,000 Web sites worldwide, AdZone provides tracking and monitoring of targeted information on the Internet, with an expanded focus on global Internet analysis of security-related data transmissions. For additional information, please visit the company's Web site at http://www.adzoneresearch.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:  AdZone Research, Inc.
          Charles A. Cardona III
          (631) 369-1100